Exhibit 10.01

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement dated January 21, 2019 (this “Amendment”), is entered into between Chembio Diagnostics, Inc., a Nevada corporation (the “Company”), and Neil A. Goldman (“Employee”), with respect to the Employment Agreement dated as of December 18, 2017 (the “Agreement”), between the Company and Employee.

The Company and Employee wish to amend the provisions of the Agreement with respect to the term of Employee’s employment by the Company, as set forth below. In consideration of the mutual covenants, promises and agreements herein contained, the Company and Employee hereby covenant, promise and agree to and with each other as follows:

1.          Term. Section 4(a) of the Agreement is amended and restated in its entirety as follows:

“(a)      Unless terminated earlier as provided for in this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and continue in effect through December 31, 2019, provided that commencing on January 1, 2020 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless the Company shall have delivered to Employee, at least three months prior to the scheduled expiration of the Term (or any extension thereof), written notice that the Term will not be extended.”

2.          Compensation. Section 5(b) of the Agreement is amended and restated in its entirety as follows:

“(b)      An annual bonus, in the discretion of the Compensation Committee or Board, of up to 40% of the Base Salary (subject to periodic review by the Board or the Compensation Committee), with criteria established by the Compensation Committee or the Board, to consist of financial, strategic, and other management goals. The bonus shall be paid between January 1 and March 15 of the year following the year to which the bonus applies.”

3.          Termination.

(a)     The second paragraph of Section 11(a) of the Agreement is amended and restated in its entirety as follows:

“If the Company delivers written notice to Employee pursuant to Section 4(a) of the Agreement to the effect that the Term will not be extended, then Employee’s employment shall be deemed to be terminated by the Company without Cause as of the end of the Term and (i) all the provisions of the preceding paragraph shall apply and (ii) Employee shall remain eligible for any annual bonus described in Section 5(b) of this Agreement with respect to the final year of the Term.”

(b)    The fourth (last) paragraph of Section 11(a) of the Agreement is amended and restated in its entirety as follows:

“In the event of any termination described in this Section 11(a), Employee shall be entitled to (i) all compensation earned (including pay for up to two weeks of unused vacation in accordance with Company carry-over vacation policy as set forth in the Company’s Employee Handbook, as in effect from time to time), (ii) any accrued unused vacation (calculated on a per diem proportionate basis) for the year of termination, and (iii) all benefits and reimbursements due through the effective date of termination. In the event of any such termination, Employee shall not be entitled to any cash compensation or other benefits that are not expressly provided in (A) this Agreement (including as provided in the preceding sentence and in Sections 6(d) and 11(a) of this Agreement) or (B) any other written agreement entered into between the Company and Employee prior to or after the date hereof.

4.          Miscellaneous. Except as set forth herein, the terms of the Agreement are unchanged and shall remain in full force and effect. This Amendment, and its validity, interpretation and enforcement, shall be governed by the laws of the State of New York, excluding conflict of laws principles. The headings in this Amendment are for convenience only, form no part of this Agreement and shall not affect the interpretation of this Amendment. This Amendment shall not be construed against either of the parties.

In Witness Whereof, each of the parties has executed, or caused to be executed, this Amendment as of the date first written above.

Neil A. Goldman	Chembio Diagnostics, Inc.

/s/ Neil A. Goldman	By:	/s/ John J. Sperzel III
Chief Executive Officer and President